COMPLIANCE SERVICES AMENDMENT
                                       TO
                            MASTER SERVICES AGREEMENT

     This Amendment (the "Amendment") is made as of April 15, 2007 between YieldQuest Funds Trust (the "Trust"), a Delaware business trust having its principal place of business at 3575 Piedmont Road, Suite 1550, Atlanta, Georgia 30305 and BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Trust is a registered investment company, and it is subject to the requirements of Rule 38a-1 under the 1940 Act, which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

     WHEREAS, BISYS performs certain administration and other services for the Trust pursuant to that certain Master Services Agreement (the "Agreement") dated as of the date of this Amendment between BISYS and the Trust;

     WHEREAS, the Company desires that BISYS perform certain services for the Company;

     WHEREAS, BISYS is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in this Amendment; and

     WHEREAS, BISYS and the Company wish to enter into this Amendment in order to set forth the terms under which BISYS will perform the services enumerated herein.

     NOW, THEREFORE, in consideration of the covenants herein contained, the Company and BISYS hereby agree as follows:

     1. Compliance Services
        -------------------

     BISYS will provide the following additional services to assist the Company in connection with its obligations under Rule 38a-1 of the Investment Company Act of 1940 ("1940 Act"):

     (a) Perform risk-based testing and an annual assessment of the compliance procedures of each BISYS service group (i.e., transfer agency, fund accounting, administration) that provides services for the Company.

     (b) Provide information reasonably requested by the Company's Chief Compliance Officer or by the Board of Trustees of the Company (the "Board") in connection with the Board's determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.

     (c) Provide reports to the Company's Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

     2. Fees
        ----

     BISYS shall be entitled to receive from the Company the amounts set forth on Schedule A hereto, reflecting the amounts charged by BISYS for the performance of services hereunder.

     3. Term and Termination.
        ---------------------

     (a) The compliance services to be rendered by BISYS under this Amendment shall commence upon the date of this Amendment and shall continue in effect for one year from the date of this Amendment, unless earlier terminated pursuant to the terms of this Amendment. Thereafter, unless otherwise terminated pursuant to this Amendment, this Amendment may be terminated at the end of the one-year term or at any time thereafter by either party upon ninety (90) days advance written notice to the other party. This Agreement may be terminated at any time, including during the initial one-year term, by: (i) mutual agreement of the parties, or (ii) for "cause," as defined in the Agreement, upon the provision of 30 days advance written notice by the party alleging cause.

     (b) Notwithstanding anything in this Amendment to the contrary, including but not limited to the provisions of Section 4(a), all of the obligations of BISYS under this Amendment shall terminate automatically upon the effective day of any termination of the Agreement.

     4. Representations and Warranties
        ------------------------------

     Each party represents and warrants to the other that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     5. Miscellaneous.
        --------------

     (a) Except as expressly set forth in this Amendment, the terms of the Agreement shall apply to the services rendered under this Amendment and the general provisions of the Agreement shall be used on a residual basis to construe any issues arising under this Amendment that are not addressed by the express terms of this Amendment. Except as expressly set forth in this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

     (b) The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement.

     (c) No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

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

     (d) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

     (e) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                              *    *    *    *    *

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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                                  YIELDQUEST FUNDS TRUST

                                                  By: /s/ Jay K. Chitnis
                                                      ------------------
                                                  Name: Jay K. Chitnis
                                                  Title: Chairman and President
                                                  Date: 4/7/07

                                                  BISYS FUND SERVICES OHIO, INC.

                                                  By: /s/ Fred Naddaff
                                                      ----------------
                                                  Name: Fred Naddaff
                                                  Title: President

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

                                   SCHEDULE 1

                            COMPLIANCE SERVICES FEES
                            ------------------------

Annual Fee: $30,000 (payable in equal monthly installments)

On or after the one-year anniversary of the Effective Date, following at least 90 days prior written notice to the Company, BISYS may annually increase the above fee by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index mutually agreed upon by the parties should such index no longer be published.

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